Shrink Unveils Proprietary NanoShrink™, The Advanced Plastic Material Used In All Shrink Products and Technologies

To Be Integrated into Critical Needs Technologies For Solar Energy Concentrators, Biotechnology and Stem Cell Research Tools and Diagnostic Devices

CARLSBAD, CA: April 29, 2010: Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKND); (OTCBB: INKN) is pleased to announce the launch of its proprietary advanced shrinkable plastic material which is being branded under the name NanoShrink™.  Shrink exclusively owns the licensing rights to numerous patent-pending technologies which are based on its proprietary manufacturing process which includes the integration of various critical features that function at the “nano” scale.  These technologies and products will all be based designed and deployed on NanoShrink material.

“NanoShrink has been designed with a flexible multi-format architecture for use in the biological, biomechanical and alterative energy generation (solar) industries – with the assistance of our award-winning scientific founder Dr. Michelle Khine,” said Mark L. Baum, CEO of Shrink Nanotechnologies, Inc.  “Dr. Khine's inventions, which have garnered attention in both academia and industry, have resulted in a major breakthrough – the elimination of the need for clean rooms and other highly complex and expensive robotics or tools in order to design devices which function at the nano scale.  Prior to the introduction of NanoShrink, the equipment used to create the tiniest of microfluidic chips, for example, which are also known as “labs on a chip” were extremely cost prohibitive.  Production took days to complete and required a sterile environment.   Our vision is for NanoShrink to help scientists and doctors to develop experiments and diagnostic tests to screen drugs in the drug discovery process and to assist in the identification of conditions like cancer and other infectious diseases.”

NanoShrink material uniformly compresses and naturally “shrinks” during heating, enabling complex structures to be designed at a macro-level, and then to be reduced with the same integrity and stability on a micro- or nano-scale.  The adoption of NanoShrink and its related products and technologies may create a paradigm shift in the production of microfluidic, biological and diagnostic chips, likely leading to accelerated production times, improved quality and quantity of output, and reduced manufacturing costs for multiple industries.

Baum added, “We are now in the process of commercializing our numerous patent-pending NanoShrink-based product designs by establishing relationships with major industry players, leading academic researchers and global manufacturers in order to address each of our large and growing global markets.”

“We are particularly excited about the way in which we intend to market NanoShrink – which will be very similar to the way Apple marketed the iPhone.  NanoShrink, like an iPhone, will act as an open source development platform for commercial entities and academic researchers around the world.  We hope that NanoShrink users will develop biological tests, diagnostics applications and other products that flow fluid, electricity/photons or data using NanoShrink as a key constituent and development component.  While Shrink will “seed” the NanoShrink community and market with the important applications Shrink has already identified, as additional applications are discovered by the community of NanoShrink developers, we believe the market for NanoShrink, in a multitude of formats and across a variety of industries, will grow steadily.  Soon we will begin to let the world know about some of the important applications we are set to commercialize using this amazing material.”

About Shrink Nanotechnologies, Inc.

Shrink is a first of its kind FIGA™ organization. FIGA companies bring together diverse contributions from leaders in the worlds of finance, industry, government and academia. Shrink’s technologies and solutions, including its diverse advanced plastic substrates, nano-devices and biotech research tools, among others, are designed to be ultra-functional and mechanically superior in the solar energy, environmental detection, stem cell research tools and biotechnology device markets. The Company’s products are based on a pre-stressed plastic called NanoShrink™, and on a patent-pending manufacturing process called the ShrinkChip Manufacturing Solution™. Shrink’s unique materials and manufacturing solution represents a new paradigm in the rapid design, low-cost fabrication and manufacture of nano-scale devices for numerous significant markets.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com and www.shrinksolar.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing and to build and develop markets for Shrink's technologies and products. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

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